NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

CHINA EDUCATION ALLIANCE, INC.

the original of which was filed in this office on the 26th day of September, 2011.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 26th day of September, 2011.

Elaine F. Marshall

Secretary of State

SOSID: 0411964
Date Filed: 9/26/2011 2:51:00 PM
Elaine F. Marshall
North Carolina Secretary of State
C201126600375

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: China Education Alliance, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

The following section shall be added to Article 2 of the Articles of Incorporation:

(f) Effective as of the filing date of these Amended Articles of Incorporation (the "Effective Time"), a three-to-one reverse stock split of the Corporation's common stock shall become effective, pursuant to which each three shares of common stock outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one share of common stock automatically and without action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time. No fractional shares of common stock shall be issued as a result of such reclassification and combination. Any fractional share resulting from the reverse stock split shall be rounded up to the nearest whole share.

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: n/a

4. The date of adoption of each amendment was as follows: September 18, 2011

5. (Check either a, b, c, or d, whichever is applicable)

a._____The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b._____The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c._____The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.*)

d.__X__The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT

6. These articles will be effective upon filing, unless a delayed time and date is specified:

This Articles of Amendment shall become effective on September 26, 2011.

This the 23rd day of September, 2011

CHINA EDUCATION ALLIANCE, INC.
Name of Corporation

Signature

Xiqun Yu, Chief Executive Officer
Type or Print Name and Title